 AGREEMENT

This Agreement (the “Agreement”) between Glenn D. Estrella (“Estrella”) and Sanswire Corp. (the “Company”) is effective on the date fully executed by both parties ("Effective Date"), and is entered into by and between Estrella, the Company’s President and Chief Executive Officer with an address of 1608 Sheridan Drive, Wall Township, NJ 07753 and the Company, a Delaware corporation with offices at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815.

WHEREAS, pursuant to that certain Confidential Employment Agreement by and between Estrella and the Company dated June 23, 2010 (the “Employment Agreement”), the Company issued to Estrella 5,000,000 shares (the “Shares”) of its common stock, par value $0.00001 per share (the “Common Stock).

WHEREAS, Estrella and the Company now desire to rescind the issuance of the Shares as more particularly set forth below:

NOW, THEREFORE, in consideration of the mutual promises and consideration contained herein, the parties agreed as follows:

1.           Estrella and the Company have mutually agreed to rescind the issuance of the Shares whereby the Shares are hereby returned by Estrella to the Company for cancellation and return to treasury, and hereafter all right, title and interest of Estrella in the Shares is hereby  terminated.

2.           The Employment Agreement will be amended and restated as of the date hereof as set forth as Appendix A hereto.

3.           This Agreement embodies the entire agreement between Estrella and the Company with respect to the matters set forth herein.

4.           This Agreement shall be construed and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, Estrella and the Company have executed and delivered this Agreement effective as of the Effective Date.

SANSWIRE CORP.

By:

Name: Michael K. Clark

Title: Chairman of Board of Directors

Date: December 27, 2010

Glenn D. Estrella

Date: December 27, 2010

APPENDIX A